Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-158049, as amended) pertaining to the TechTeam Global, Inc. Gary J. Cotshott Non-Qualified Stock Option Plan and Margaret M. Loebl Non-Qualified Stock Option Plan of our report dated March 13, 2009, with respect to the consolidated financial statements and schedule of TechTeam Global, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of TechTeam Global, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan
15 January 2010